EXHIBIT 4.3

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

As of the date of the Annual Report on Form 10-K of which this exhibit forms a part, the only class of securities of Marinus Pharmaceuticals, Inc. (“we,” “us” and “our”) registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is our common stock, $0.001 par value per share.

COMMON STOCK

The following description of our common stock summarizes provisions of our fourth amended and restated certificate of incorporation (“Certificate of Incorporation”), our amended and restated bylaws (“Bylaws”) and the Delaware General Corporation Law (the “DGCL”).  For a complete description, refer to our Certificate of Incorporation and our Bylaws, which are incorporated by reference as exhibits to the Annual Report on Form 10-K of which this exhibit is a part, and to the applicable provisions of the DGCL.

Authorized Common Stock

Our Certificate of Incorporation authorizes  100,000,000 shares of common stock, $0.001 par value per share.

Rights

Voting Rights.

Holders of our common stock are entitled to cast one vote for each share held of record on all matters submitted to a vote of the stockholders, including in all elections for directors. Stockholders are not entitled to cumulative voting in the election for directors. Our stockholders may vote either in person or by proxy. Certain matters identified in our Certificate of Incorporation and our Bylaws, including amending our charter, require the approval of a majority of our issued and outstanding shares of common stock. Our directors shall be elected by a plurality of votes cast. All other questions shall be decided by a majority of the shares present in person, by remote communication or represented by proxy.

Dividends.

Holders of our common stock are entitled to receive dividends ratably, as may be lawfully declared from time to time by our board of directors, subject to any preferential rights of holders of any outstanding shares of preferred stock.

Liquidation.

Holders of our common stock are entitled in the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, after payment of our debts and other liabilities and making provision for the holders of outstanding shares of preferred stock, if any, to share ratably in the remainder of our assets.

Other Rights and Preferences.

Holders of our do not have any preemptive, cumulative voting, subscription, conversion, redemption, or sinking fund rights. Our common stock is not subject to future calls or assessments by us.

Fully Paid and Nonassessable

All of our outstanding shares of common stock are fully paid and nonassessable.

Preferred Stock

Under our Certificate of Incorporation, our board of directors has the authority, without further action by our stockholders, to issue up to 25,000,000 shares of preferred stock,  $0.001 par value per share, in one or more series and to fix the designations,  powers, preferences, rights of the shares of each such series and to fix the qualifications, limitations, and restrictions of each series, including, but not limited to, dividend rights, terms of redemption, conversion rights, voting rights, and sinking fund terms, any or all of which may be greater than the rights of common stock, and the number of shares constituting such series.

On December 12, 2019, we filed a Certificate of Designations, Preferences and Rights of Series A Participating Convertible Preferred Stock (the “Certificate of Designations”) with the Secretary of State of the State of Delaware to establish the terms, rights, obligations and preferences of our Series A Participating Convertible Preferred Stock, par value $0.001 per share (“Series A Preferred Stock”). The number of shares of Series A Preferred Stock designated is 30,000, and each share of Series A Preferred Stock has a stated value equal to $1,000.

Voting Rights.

Except as otherwise provided by the DGCL, other applicable law or as provided in the Certificate of Designations, the holders of the Series A Preferred Stock are not entitled to vote (or render written consents) on any matter submitted for a vote (or written consents in lieu of a vote as permitted by the DGCL, the Certificate of Incorporation and the Bylaws) of holders of common stock. The consent of the holders of at least a majority of the outstanding shares of Series A Preferred Stock will be required to, among other matters, alter or change adversely the terms of the Series A Preferred Stock. The express prior written consent of Oppenheimer & Co., Inc. or its respective designees will be required to directly or indirectly alter, modify or repeal any terms, conditions or other provisions of the Series A Preferred Stock in a manner adverse to the interests of the holders of our common stock (as so reasonably determined by such underwriters or their respective designees).

Dividends.

If our board of directors declares a dividend or other distribution payable upon the common stock, then the holders of the outstanding shares of Series A Preferred Stock will be entitled to the amount of dividends as would be payable in respect of the number of shares of common stock into which the shares of Series A Preferred Stock could be converted, such number to be determined as of the record date for the dividend or, if no such record date is established, as of the date of such dividend. Dividends are payable at the same time as and when dividends on the common stock are paid to the holders of common stock.

Liquidation Preference.

In the event of any liquidation, dissolution, or winding up of our company, whether voluntary or involuntary (each, a “Liquidation”), the holders of Series A Preferred Stock will be entitled to have set apart for them, or to be paid, out of the assets of our company available for distribution to stockholders (whether such assets are capital, surplus or earnings) after provision for payment of all debts and liabilities of our company in accordance with the DGCL, before any distribution or payment is made with respect to any shares of junior securities (which includes our common stock) and subject to the liquidation rights and preferences of any class or series of senior securities and parity securities, an amount equal to the greater of (i) $1,000, being the purchase price per share of Series A Preferred Stock (which amount shall be subject to customary anti-dilution adjustments) plus all accrued but unpaid dividends thereon and (ii) such amount as would have been payable on the number of shares of common stock into which the shares of Series A Preferred Stock could have been converted immediately prior to such Liquidation. The liquidation preference terminates upon the effectiveness of a registration statement covering the resale of the shares of common stock into which the shares of Series A Preferred Stock are convertible under the Securities Act of 1933, as amended.

Conversion.

The number of shares of common stock into which each share of Series A Preferred Stock is initially convertible is equal to the number obtained by dividing (i) the sum of $1,000, being the initial purchase price per share of the Series A Preferred Stock, and the amount of any accrued but unpaid dividends thereon by (ii) $1.25, being the conversion price per share of Series A Preferred Stock, subject to customary anti-dilution adjustments. Each share of Series A Preferred Stock will convertible from and after receiving the Requisite Stockholder Approval (as defined below) and filing the related certificate of amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware.

Subject to applicable law, the rules and regulations of the Nasdaq Stock Market LLC and our Certificate of Incorporation and Bylaws, we are required to hold a meeting of stockholder for the purpose of voting upon any and all corporate actions in furtherance of the full conversion of the outstanding shares of Series A Preferred Stock into shares of common stock, including, without limitation, effectuating an amendment to the Certificate of Incorporation to increase the number of authorized shares of common stock (the “Corporate Actions”) to secure the favorable vote of the holders of a majority of the outstanding shares of common stock present in person or represented by proxy at such meeting with respect to the Corporate Actions (the “Requisite Stockholder Approval”).

We are required to file with the Secretary of State of the State of Delaware a certificate of amendment to our Certificate of Incorporation reflecting the approval of the Corporate Actions promptly following receipt of the Requisite Stockholder Approval. From and after such filing, all shares of Series A Preferred Stock may be converted, at the option of the holder thereof, into the number of fully paid and nonassessable shares of common stock equal to the number obtained by dividing (i) the stated value of such Series A Preferred Stock, plus the amount of any accrued but unpaid dividends as of the conversion date by (ii) the conversion price in effect on the conversion date (determined as provided in the Certificate of Designations), provided that we may not effect, and the holder of Series A Preferred Stock does not have the right to, convert any portion of the Series A Preferred Stock to the extent that such conversion would result in the holder owning in excess of the Beneficial Ownership Limit (as described below). The Certificate of Designations contains certain mandatory conversion features, customary anti-dilution adjustments to the conversion price in the event of stock dividends, subdivisions or splits and upon stock combinations,  as well as customary requirements regarding our obligation to effect conversions and deliver common stock shares certificates and for the payment by us of damages for our failure to comply with such requirements.

The “Beneficial Ownership Limitation” is 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the issuance of shares of common stock issuable upon conversion of Series A Preferred Stock held by the applicable holder; provided that, subject to certain limitations, by written notice to us, a holder of Series A Preferred Stock may from time to time increase (but not decrease) the Beneficial Ownership Limitation to any other percentage not in excess of 19.99% specified in such notice.

In the event of (A) a capital reorganization of our common stock, (B) a reclassification of our common stock (other than a subdivision, split-up or combination of shares) or (C) a merger or consolidation of us with or into another corporation, or the sale of all or substantially all of our properties and assets to any other person, then, as a part of such reorganization, reclassification, merger, or consolidation or sale, provision will be made so that holders of Series A Preferred Stock, as the case may be, shall thereafter be entitled to receive upon conversion of the Series A Preferred Stock, the kind and amount of shares of stock or other securities or property of our company, or of the successor corporation resulting from such merger, consolidation or sale, to which such holder would have been entitled if such holder had converted its shares of Series A Preferred Stock immediately prior to such capital reorganization, reclassification, merger, consolidation or sale.

Ranking.

The Series A Preferred Stock ranks senior to our common stock with respect to distributions upon any Liquidation, on parity to any class or series of our capital stock hereafter created specifically ranking by its terms on parity with the Series A Preferred Stock and junior to any class or series of our capital stock hereafter created specifically ranking by its terms senior to the Series A Preferred Stock.

Anti-Takeover Effect of Our Charter and Bylaw Provisions

Our Certificate of Incorporation and Bylaws contain provisions that could make it more difficult to complete an acquisition of us by means of a tender offer, a proxy contest or otherwise or the removal and replacement of our incumbent officers and directors.

Staggered Board; Removal of Directors; Board Vacancies; Board Size; No Cumulative Voting in Election of Directors. Our Certificate of Incorporation divides our board of directors into three classes with staggered three-year terms. Moreover, it provides for the removal of any of our directors only for cause and requires a stockholder vote of at least a majority of the voting power of the then outstanding voting stock. In addition, our Certificate of Incorporation provides that any vacancy occurring on our board of directors may be filled by a majority of directors then in office, even if less than a quorum, unless the board of directors determines that such vacancy shall be filled by the stockholders. Under our Bylaws, the authorized number of directors may be changed only by a resolution of adopted by a majority of the board of directors.  Finally, our Certificate of Incorporation does not allow cumulative voting in the election of directors. This system of a  staggered board, removing directors, filling vacancies,  fixing the size of the board, and not allowing for cumulative voting makes it more difficult for stockholders to replace a majority of the directors.

Special Stockholder Meetings; No Written Consent Allowed. Our Bylaws provide that a special meeting of stockholders may be called only by the board of directors pursuant to a resolution adopted by a majority of our board of directors, by our chief executive officer, or by the chairperson of the board.  All stockholder actions must be effected at a duly called annual or special meeting of stockholders and not by written consent.

Stockholder Advance Notice Procedure. Our Bylaws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of our stockholders. The Bylaws provide that any stockholder wishing to nominate persons for election as directors at, or bring other business before, an annual meeting must deliver to our secretary a written notice of the stockholder’s intention to do so. To be timely, the stockholder’s notice must be delivered to or mailed and received by us not more than 120 days, and not less than 90 days before the anniversary date of the preceding annual meeting, except that if the annual meeting is set for a date that is not within 30 days before or 60 days after such anniversary date, we must receive the notice not earlier than the close of business on the 120th day prior to the annual meeting and not later than the close of business on the later of (i) the 90th day prior to the annual meeting or (ii) the tenth day following the day on which we first made public announcement of the date of meeting. The notice must include the following information:

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as to director nominations, all information relating to each director nominee that is required by the rules of the Securities and Exchange Commission to be disclosed in solicitations of proxies, or is otherwise required by Regulation 14 of the Exchange Act;

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as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business to be proposed, the reasons for conducting such business at the meeting and, if any, the stockholder’s material interest in the proposed business;  and

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(A) the name and address of the stockholder proponent, (B) the class, series, and number of our shares beneficially owned of record,  (C) a description of any agreement, arrangement or understanding with respect to such nomination or proposal, (D) a representation that the proponent is a holder of record of our voting shares and intends to appear in person or by proxy at the stockholder meeting,  (E) a representation as to whether the proponent intends to deliver a proxy statement and form of proxy, (F) to the extent known by the proponent, the name and address of any other stockholder supporting the proposal on the date of such stockholder’s notice, and (G) a description of all derivative  transactions by the proponent during the previous twelve-month period, including the date of the transactions and the class, series and number of securities involved in such transactions.

Undesignated Preferred Stock.  The ability to authorize and issue undesignated preferred stock makes it possible for our board of directors to issue preferred stock, without stockholder approval, with voting or other rights or preferences that could have the effect of delaying, deferring, preventing, or otherwise impeding any attempt to change control of us.

Indemnification. Our Certificate of Incorporation and our Bylaws provide that we will indemnify officers and directors against losses as they incur them in investigations and legal proceedings resulting from their services to us, which may include service in connection with a  takeover.

Delaware Anti-Takeover Statute.  We are subject to Section 203 of the DGCL, which prohibits persons deemed “interested stockholders” from engaging in a “business combination” with a publicly traded Delaware corporation for three years following the date these persons become interested stockholders unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, such as discouraging takeover attempts that might result in a premium over the market price of our common stock. We anticipate that the provisions of Section 203 might encourage companies interested in acquiring us to negotiate in advance with our board of directors since the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the

“business combination” or the transaction that resulted in the stockholder becoming an “interested stockholder.”

Exclusive Forum. Our Certificate of Incorporation provides that the Court of Chancery of the State of Delaware is the exclusive forum in which we and our directors may be sued by our stockholders. Although our Certificate of Incorporation contains the exclusive forum described above, it is possible that a court could find that such a provision is inapplicable for a particular claim or action or that such provision is unenforceable.

Listing

Our common stock is listed on the Nasdaq Global Market under the symbol “MRNS.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC. Its address is 6201 15th Avenue, Brooklyn, NY 11219.